Exhibit 99.2

INTERNATIONAL PLACE

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release

International Paper’s Board of Directors Elects

Ray G. Young to Its Board

MEMPHIS, Tenn. – September 10, 2014 – International Paper Company (NYSE: IP) announced the election of Ray G. Young to its board of directors effective October 1, 2014. Mr. Young, age 52, has been the senior vice president and chief financial officer of Archer Daniels Midland Company (ADM) since 2010. Prior to joining ADM, Young served as vice president of international operations China at General Motors Company (GM), as well as executive vice president and chief financial officer of GM.

“Ray’s exceptional financial expertise, strategic acumen and deep international knowledge of global operations, add a unique and valuable perspective to the International Paper board of directors,” said John Faraci, Chairman and CEO. “We are extremely pleased to have him join our board.”

To learn more about other members of International Paper’s Board of Directors, visit www.internationalpaper.com under the Company and Corporate Governance tab.

About International Paper

International Paper (NYSE: IP) is a global leader in packaging and paper with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include industrial and consumer packaging and uncoated papers. Headquartered in Memphis, Tenn., the company employs approximately 65,000 people and is strategically located in more than 24 countries serving customers worldwide. International Paper net sales for 2013 were $29 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

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Contacts:

Media: Thomas J. Ryan, 901-419-4333; Investors: Jay Royalty, 901-419-1731 and Michele Vargas, 901-419-7287.